EXHIBIT 99.1

First Mid-Illinois Bancshares, Inc. Completes Acquisition of SCB Bancorp, Inc.

MATTOON, Ill., Nov. 15, 2018 (GLOBE NEWSWIRE) -- First Mid-Illinois Bancshares, Inc. (NASDAQ: FMBH) (“First Mid” or the “Company”) announced today that the acquisition of SCB Bancorp, Inc. (“Soy Capital”), which includes Soy Capital Bank and Trust and its wholly owned subsidiary, J.L. Hubbard Insurance and Bonds, has been completed.

The acquisition represents approximately $458 million in total assets, $341 million in deposits and $254 million in loans through ten banking centers in Illinois.

There are no immediate changes for Soy Capital customers. The conversion of accounts from Soy Capital Bank and Trust to First Mid is expected to happen in the second quarter of next year.  Customers will receive information well in advance of any changes that may affect them.

“We are very excited to expand our insurance, wealth management and ag services divisions while strengthening our community banking franchise with a company that has a long history of delivering excellent service to its customers,” said Joe Dively, First Mid Chairman and Chief Executive Officer. “We look forward to maintaining strong relationships and involvement in these communities.”

With the completion of this acquisition, First Mid has approximately $3.8 billion in total assets.  In addition, First Mid operates a wealth and ag management business with approximately $4.0 billion in assets under management and an insurance business with approximately $14.0 million in annual revenue.  First Mid has a long history of successfully acquiring and integrating businesses.

About First Mid-Illinois Bancshares, Inc.: First Mid-Illinois Bancshares, Inc. is the parent company of First Mid Bank & Trust, N.A., First Mid Insurance Group and First Mid Wealth Management Company.  First Mid Bank & Trust was first chartered in 1865 and has since grown into a $3.8 billion community-focused organization that provides financial services through a network of 67 banking centers in Illinois and Missouri and a loan production office in Indiana.  More information about the Company is available on our website at www.firstmid.com.  Our stock is traded in The NASDAQ Stock Market LLC under the ticker symbol “FMBH”.

Forward Looking Statements
This news release contains forward-looking statements about First Mid-Illinois Bancshares, Inc. for which the Company claims protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties, including those described in Item 1A – “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K and the Company’s other filings with the SEC. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we do not undertake any obligations to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

Media Contact: Laura Zuhone	Investor Contact: Aaron Holt
VP, Director of Marketing	VP, Shareholder Relations
217-258-0675	217-258-0463
lzuhone@firstmid.com	aholt@firstmid.com